EXHIBIT 10.2
THE TJX COMPANIES, INC.
PERFORMANCE-BASED DEFERRED STOCK AWARD
GRANTED UNDER STOCK INCENTIVE PLAN
This certificate evidences an award (the “Award”) of performance-based deferred stock granted to the Grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award represented by this certificate is intended to qualify under Sections 7 and 8 of the Plan. The Award is subject to the terms and conditions of the Plan, as from time to time amended, the provisions of which are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.
     1. GRANTEE:
     2. NATURE OF AWARD: The Company agrees to transfer the number of shares of Stock provided in Section 3 to Grantee (or, in the event of Grantee’s death, to Grantee’s beneficiary designated prior to death in a manner acceptable to the Company, or, if no such beneficiary has been so designated, to Grantee’s estate) (such designated beneficiary or the estate, as the case may be, being herein referred to as Grantee’s “Beneficiary”) at the times and upon achievement of the conditions specified in Section 5, subject to the terms and conditions of the Plan and the Award. The Award is unfunded and unsecured, and Grantee’s rights to any Stock hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above. The Award does not entitle Grantee to any rights as a shareholder with respect to any shares of Stock subject to the Award, unless and until such shares of Stock have been transferred to Grantee. The Award is intended to constitute an arrangement that qualifies as a “short term deferral” exempt from the requirements of Section 409A of the Code, and shall be construed accordingly. The Award [is/is not] intended to constitute a Qualifying Award.
     3. NUMBER OF SHARES OF DEFERRED STOCK:
     4. DATE OF GRANT OF AWARD:
     5. PERFORMANCE VESTING CRITERIA: Grantee shall be entitled to have transferred to Grantee the following number of shares of Stock subject to the Award upon the satisfaction of the following performance condition(s) or in connection with a Change of Control as provided in Section 6:
     [specify]

[Add following sentence if the Award is a Qualifying Award:] None of the foregoing performance conditions shall be deemed to have been satisfied unless the Committee shall have so certified in accordance with Section 162(m) of the Code.
If a performance condition required for the vesting of any portion of the Award is not satisfied at the time or within the time frame specified above, such portion of the Award shall thereupon be immediately forfeited.
     6. CHANGE OF CONTROL. Upon the occurrence of a Change of Control. Grantee shall immediately and automatically be entitled to have transferred to Grantee any shares of Stock to which Grantee has not yet become entitled pursuant to Section 5 and which prior to the Change of Control had not been forfeited (whether or not the performance condition(s) specified under Section 5 above has/have been satisfied).
     7. TRANSFER OF STOCK: As soon as practicable after Grantee’s right to have transferred to Grantee any share of Stock subject to the Award has vested under Section 5 or Section 6 above, but in no event later than the 15th day of the 3rd month following the close of the calendar year in which such vesting occurs or, if later, the close of the fiscal year of the Company in which such vesting occurs, the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s Beneficiary) such share of Stock evidenced either by a stock certificate or by such other evidence of record ownership as the Company deems appropriate. Notwithstanding the foregoing, if Grantee’s right to any share of Stock subject to the Award vests in connection with a Change of Control, or has previously vested but such share of Stock has not yet been transferred prior to the Change of Control, the Company in its discretion, to the extent consistent with Section 409A of the Code and subject to such conditions as the Company may prescribe (including, where vesting has not yet occurred, a condition that the Stock be relinquished if the Change of Control does not occur), may transfer such Share of Stock to Grantee sufficiently in advance of the Change of Control to permit Grantee to participate in the Change of Control as a shareholder with respect to such share of Stock.
     8. TERMINATION OF EMPLOYMENT: In the event of the termination of employment of Grantee with the Company or any of its subsidiaries for any reason, Grantee shall immediately and automatically forfeit all rights to the Award, including to the receipt of any shares of Stock under the Award, except as follows. If termination of employment occurs by reason of one of the following events, Grantee shall retain (and shall not automatically forfeit) the Award to the extent specified below and shall immediately and automatically forfeit the balance (if any) of the Award:

Event	Portion of Award Retained

Any portion of the Award retained upon a termination of employment shall vest only to the extent, if any, provided under Sections 5 and 6 above.

     9. DIVIDENDS: Unless specified below in this Section 9, Grantee shall not be entitled to any dividends or other distributions, including amounts in lieu of dividends, with respect to shares of Stock subject to the Award except as to shares of Stock actually transferred to Grantee under Section 7 above as to which Grantee is the record owner on the record date for the dividend or other distribution. [Specify exceptions if any.]
     10. ADJUSTMENTS: The Award and the shares of Stock subject to the Award are subject to adjustment as provided in Section 3(a) of the Plan.
     11. WITHHOLDING: Grantee or Beneficiary shall, no later than the date on which any share of Stock is transferred to Grantee or Beneficiary and as a condition to such transfer, pay to the Company in cash, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. If any taxes are required to be withheld prior to such transfer of such share of Stock (for example, upon the vesting of the right to receive such share), the Company may require Grantee or Beneficiary to pay such taxes timely in cash by separate payment, may withhold the required taxes from other amounts payable to Grantee or Beneficiary, or may agree with Grantee or Beneficiary on other arrangements for the payment of such taxes, all as the Company determines in its discretion.
     12. SECTION 83(b) NOT APPLICABLE: Because the Award does not give to Grantee a present ownership right in any Stock, but only a conditional right to acquire shares of Stock in the future, Grantee shall not be entitled to make a so-called “83(b) election” with respect to the shares of Stock subject to the Award.

THE TJX COMPANIES, INC.
BY:

Date: